Exhibit (g)(2)

LAZARD ALTERNATIVE STRATEGIES 1099 FUND

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the 28th day of August 2013, by and between Lazard Alternative Strategies 1099 Fund, a Delaware trust (the "Fund"), and Lazard Alternatives, LLC, a Delaware limited liability company ("Lazard"):

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company; and

WHEREAS, Lazard serves as the investment adviser of the Fund pursuant to an investment advisory agreement between Lazard and the Fund, dated as of August 3, 2011 (the "Investment Advisory Agreement"); and

NOW, THEREFORE, the parties hereto agree as follows:

1.                  For the Fund's first three years of operations through October 31, 2014, Lazard (or an affiliate of Lazard) agrees to waive the fees payable to it under the Investment Advisory Agreement or to pay or absorb the ordinary operating expenses of the Fund (including organization and offering expenses borne by the Fund, but excluding any Portfolio Fund fees and expenses, interest, brokerage commissions and extraordinary expenses of the Fund) that exceed 2.30% of the average monthly net assets of the Fund (the "Expense Limitation"). Additionally, in the event that the proposed reorganization of Lazard Alternative Strategies Fund, L.L.C. into the Fund (the "Reorganization") is consummated, Lazard agrees to extend this Agreement for a period of two years following the closing date of the Reorganization and to lower the Expense Limitation from 2.30% of average net assets to 2.26% of average net assets.

2.                  This Agreement will terminate automatically upon the termination of the Investment Advisory Agreement unless a new Investment Advisory Agreement with Lazard (or an affiliate of Lazard) to replace the terminated agreement becomes effective upon such termination.

3.                  This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

4.                  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LAZARD ALTERNATIVE STRATEGIES 1099 FUND

By:
Name:
Title:

LAZARD ALTERNATIVES, LLC

By:
Name:
Title: